UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  June 21, 2010

Communication Intelligence Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-19301	94-2790442
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

275 Shoreline Drive, Suite 500

Redwood Shores, CA 94065

(Address of Principal Executive Offices)
(Zip Code)

(650) 802-7888

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01               Entry into a Material Definitive Agreement

Item 3.02               Unregistered Sales of Equity Securities

Item 5.02(e)          Compensatory Arrangements of Certain Officers

Summary of Recapitalization and Offering

On June 21, 2010, Communication Intelligence Corporation (the “Company”) entered into agreements with its two principal stockholders, Phoenix Venture Fund LLC (“Phoenix”) and Michael Engmann, other holders of the Company’s outstanding senior secured indebtedness (collectively, the “Lenders”) and other investors.  Pursuant to the Exchange Agreement, dated June 21, 2010, the Company and the Lenders agreed, subject to the terms thereof, that upon the closing, the Lenders will exchange all of the Company’s senior secured indebtedness, which is estimated to be in the aggregate principal amount of approximately $6.3 million on the anticipated closing date, into shares of Series B Participating Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), at an exchange price of $1.00 per share (the “Recapitalization”).  The Series B Preferred Stock issued in connection with the Recapitalization is convertible into Common Stock at an initial conversion price of $0.06 per share.  The effect of the Recapitalization will be to convert all of the Company’s outstanding senior secured indebtedness into equity.  The Recapitalization was negotiated between the Company and Phoenix on behalf of the Lenders.  Assuming 6,307,942 shares of Series B Preferred Stock are issued upon consummation of the Recapitalization (and assuming 2,000,000 shares of Series B Preferred Stock are issued upon consummation of the Offering, as described below), it is anticipated that Phoenix and the Lenders would acquire approximately 27.9% in the aggregate of the outstanding voting stock of the Company on a fully diluted basis in connection with the Recapitalization.  A copy of the Exchange Agreement is attached to this Current Report on Form 8-K as Exhibit 10.49.

On June 21, 2010, the Company also entered into a purchase agreement (the “Series B Purchase Agreement”) with Phoenix, Mr. Engmann and one of his affiliated entities, and other investors (collectively, the “Investors”).  Pursuant to the Series B Purchase Agreement, the Company and the Investors agreed, subject to the terms thereof, that the Company will issue and sell and the Investors will purchase for cash in a private placement up to 2,000,000 additional shares of Series B Preferred Stock at a purchase price of $1.00 per share (the “Offering”).  The effect of the Offering will be to provide the Company with up to $2,000,000 of gross proceeds, which the Company intends to use for general corporate and working capital purposes, including expenses in connection with the Recapitalization and the Offering.  The Series B Preferred Stock issued in connection with the Offering is convertible into Common Stock at an initial conversion price of $0.06 per share.  The conversion price was negotiated between the Company and Phoenix on behalf of the Investors.  Assuming 2,000,000 shares of Series B Preferred Stock are issued in the Offering (and assuming 6,307,942 shares of Series B Preferred Stock are issued upon consummation of the Recapitalization), it is anticipated that Phoenix and the Investors would acquire approximately 8.8% in the aggregate of the outstanding voting stock of the Company on a fully diluted basis in connection with the Offering.  A copy of the Series B Purchase Agreement is attached to this Current Report on Form 8-K as Exhibit 10.50.

Upon consummation of the Recapitalization and the Offering, Phoenix will beneficially own approximately 158,853,261 shares of Common Stock on an as converted basis, which is expected to represent approximately 42.1% of the Common Stock of the Company on a fully diluted basis. Upon consummation of the Recapitalization and the Offering, Mr. Engmann, together with his affiliated entities, will beneficially own approximately 32,600,321 shares of Common Stock on an as converted basis, which is expected to represent approximately 8.6% of the Common Stock of the Company on a fully diluted basis.

The rights, powers and preferences of the Series B Preferred Stock, material terms of the Exchange Agreement, the Series B Purchase Agreement and the other agreements entered into in connection with the Recapitalization and the Offering are summarized below.

Description of Series B Preferred Stock

The material terms of the Series B Preferred Stock are summarized below:

Authorized Shares and Liquidation Preference.  The number of authorized shares of Series B Preferred Stock will be 14,000,000.  The shares of Series B Preferred Stock will have a liquidation preference of $1.50 per share plus accrued dividends.

Board of Directors.  So long as 20% of the shares of Series B Preferred Stock originally issued in connection with the Recapitalization and the Offering remain outstanding, Phoenix will be entitled to nominate two individuals to serve as Directors and the holders of a majority of the outstanding shares of Series B Preferred Stock will be entitled to nominate one individual to serve as a Director.  In addition, so long as 20% of the shares of Series B Preferred Stock originally issued in connection with the Recapitalization and the Offering remain outstanding, at each meeting of the Company’s stockholders held for the election of directors after the Recapitalization and the Offering, or upon written consent of such stockholders for such purpose: the holders of a majority of the outstanding shares of Series B Preferred Stock will have the right, voting separately as a class (to the exclusion of all other classes or series of the Company’s capital stock), to elect two individuals designated by Phoenix Venture Fund LLC and one individual designated by the holders of a majority of the outstanding shares of Series B Preferred Stock to serve on the Board of Directors (collectively, the “Series B Director Designees”).

Ranking.  The Series B Preferred Stock will rank senior to our outstanding Series A-1 Preferred Stock and all shares of Common Stock with respect to dividend rights and rights on liquidation, winding-up and dissolution.

Dividends.  The Series B Preferred Stock will accrue dividends at the rate of 10% per annum, payable quarterly commencing September 30, 2010 in cash or additional shares of Series B Preferred Stock valued at $1.00 per share.  No dividends will be paid on the Company’s Series A-1 Preferred Stock or Common Stock so long as any dividends on the Series B Preferred Stock remain unpaid and any dividend other than required dividends are subject to the protective provisions set forth below.

Liquidation.  In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series B Preferred Stock will be entitled to receive liquidating distributions in the amount of $1.50 per share plus any accrued dividends.  After receipt of the liquidation preference, the shares of Series B Preferred Stock will participate with the Common Stock in remaining liquidation proceeds (after payment of the Series A-1 Preferred Stock liquidation preference) pro rata on an as-converted basis.  A merger or consolidation (other than one in which the then current stockholders own a majority of the voting power in the surviving or acquiring corporation) or a sale, lease transfer, exclusive license or other disposition of all or substantially all of the assets of the Company will be treated as a liquidation event triggering the liquidation preference.

Voting Rights.  Holders of the Series B Preferred Stock will vote together with the Common Stock and the Series A-1 Preferred Stock on an as-converted basis on all matters brought before the stockholders.  In addition, the holders of Series B Preferred Stock will vote as a separate class in connection with the election of the Series B Director Designees, the protective provisions described below and as otherwise required by law.

Protective Provisions.  So long as 20% of the shares of Series B Preferred Stock originally issued in the Recapitalization and the Offering remain outstanding, the Company will not, without the prior written consent of at least a majority of the then outstanding shares of Series B Preferred Stock, either directly or indirectly, by amendment, merger, consolidation or otherwise:

(i)  liquidate, dissolve or wind-up the business and affairs of the Company or any subsidiary, or effect any sale or disposition of all or a significant portion of the capital stock or assets of the Company or a merger, consolidation, share exchange, reorganization or other similar transaction or consent to any of the foregoing;

(ii)  amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of the Company;

(iii)  authorize, create, designate or issue any equity securities or securities convertible into equity securities with equal or superior rights, preferences or privileges to those of the Series B Preferred Stock (including, debt that is convertible into capital stock and redeemable preferred stock that is not treated as Common Stock for tax purposes) or, other than the issuance of shares of Common Stock on exercise or conversion of securities outstanding on the closing date of the transactions, issue any shares of Common Stock or securities convertible into or exercisable (directly or indirectly) for Common Stock if at such time (or after giving affect to such issuance) the Company does not have sufficient shares of Common Stock available out of its authorized but unissued stock for the purpose of effecting the conversion of the Series B Preferred Stock into Common Stock and the exercise and conversion of all other securities convertible or exercisable (directly or indirectly) for Common Stock;

(iv)  reclassify, alter or amend any existing security that is junior to or on parity with the Series B Preferred Stock;

(v)  purchase or redeem, or declare or pay any dividends on, any capital stock or securities convertible or exchangeable into shares of capital stock, other than dividends required to be paid on shares of Series B Preferred Stock and Series A-1 Preferred Stock under the terms of the certificates of designation for such stock;

(vi)  increase or decrease the number of authorized shares of Series B Preferred Stock or any additional class or series of capital stock;

(vii)  incur any indebtedness, including capital leases, other than trade payables incurred in the ordinary course of business;

(viii)  create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary of the Company or dispose of any subsidiary stock or all or a significant portion of any subsidiary assets;

(ix)  increase or decrease the size of the Board of Directors of the Company;

(x)  hire, terminate or change the compensation of the Company’s executive officers, including approving any option grants, other than changes that are approved by the Board of Directors, including a majority of the Series B Preferred Directors; provided, however, that no approval is required in connection with any changes in the compensation of participants in the 2010 Salary Incentive Plan (as such term is defined in the Purchase Agreement) solely as a result of the termination of such plan in accordance with its terms;

(xi)  make any material alteration to the Company’s business plan; or

(xii)  authorize or adopt any stock option plan, restricted stock plan, stock incentive plan or other employee benefit plan or increase the number of shares of Common Stock issuable under any such plan in effect on the closing date of the transactions.

Conversion Rights.  Each share of Series B Preferred Stock is convertible into Common Stock at any time at the option of the holder at an initial conversion price of $0.06 per share, subject to adjustment for stock dividends, splits, combinations and similar events and, with certain exceptions, the issuance of additional securities at a purchase price less than the then current conversion price of the Series B Preferred Stock.

Mandatory Conversion.  Each share of Series B Preferred Stock will automatically be converted into Common Stock at the then applicable conversion price upon the written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock.

Pre-emptive Rights.  Each holder of Series B Preferred Stock will have a pro rata right, based on its percentage of the outstanding shares of Common Stock of the Company owned by such holder assuming conversion of the Series B Preferred Stock, to participate in issuances of equity securities of the Company (subject to limited exceptions).  If any Series B stockholder chooses not to purchase its full pro rata share of any new issuance, the remaining Series B stockholders who did purchase their full pro rata share will have the right to purchase the remaining shares on a pro rata basis.

Exchange Agreement

Pursuant to the terms of the Exchange Agreement, the Company agreed to certain covenants including, the operation of the business between the execution of the Exchange Agreement and the closing date, the implementation of a salary incentive plan (whereby certain employees received grants of restricted shares of Common Stock in exchange for reductions in salary) and the appointment and retention of a nominee designated by Phoenix as the Company’s Chief Executive Officer so long as 20% of the shares of Series B Preferred Stock originally issued under the Exchange Agreement and the Series B Purchase Agreement remains outstanding.  Consummation of the transactions under the Exchange Agreement is subject to certain conditions, including (i) the representations and warranties in the Exchange Agreement being true and correct as of the closing date; (ii) the consummation of the transactions contemplated by the Series B Purchase Agreement; (iii) no event causing a material adverse effect on the Company’s business having occurred since December 31, 2009; (iv) the stockholders of the Company having approved the amendment to the Certificate of Incorporation and the Amended and Restated Series A-1 Certificate of Designation, as described in greater detail below; and (v) Guido DiGregorio and Louis Panetta having resigned from the Board of Directors and directors David Welch and Kurt Amundson having appointed the Series B Director Designees to the Board of Directors.  Under the Exchange Agreement, the Company agreed to indemnify the Lenders for breaches of representations and warranties.

Series B Purchase Agreement

Pursuant to the terms of the Series B Purchase Agreement, the Company agreed to certain covenants including the operation of the business between the execution of the Series B Purchase Agreement and the closing date, the implementation of a salary incentive plan (whereby certain employees received grants of restricted shares of Common Stock in exchange for reductions in salary) and the appointment and retention of a nominee designated by Phoenix as the Company’s Chief Executive Officer so long as 20% of the shares of Series B Preferred Stock originally issued under the Exchange Agreement and the Series B Purchase Agreement remain outstanding.  Consummation of the transactions under the Series B Purchase Agreement is subject to certain conditions, including (i) the representations and warranties in the Exchange Agreement being true and correct as of the closing date; (ii) a minimum of 1,400,000 shares of Series B Preferred Stock being purchased; (iii) no event causing a material adverse effect on the Company’s business having occurred since December 31, 2009; (iv) the consummation of the transactions contemplated by the Exchange Agreement; (v) the stockholders of the Company having approved the amendment to the Certificate of Incorporation and the Amended and Restated Series A-1 Certificate of Designation, as described in greater detail below; and (vi) Messrs. DiGregorio and Panetta having resigned from the Board of Directors and Messrs. Welch and Amundson having appointed the Series B Director Designees to the Board of Directors.  Under the Series B Purchase Agreement, the Company agreed to indemnify the Investors for breaches of representations and warranties.

Investor Rights Agreement

If the Recapitalization and the Offering are consummated, the Company, Phoenix, Mr. Engmann and certain Investors will enter into an Investor Rights Agreement pursuant to which the Company agrees that the Board of Directors will consist of five directors, Phoenix will have the right to nominate two directors and holders of a majority of the outstanding shares of Series B Preferred Stock will have the right to nominate one other director, who will be an independent director.  The remaining two directors will be nominated by the Board of Directors of the Company and elected by a majority of the stockholders of the Company voting together as a class (including the Common Stock and Series A-1 Preferred Stock and Series B Preferred Stock, on an as-converted basis).  In addition, the Investors party to this agreement will agree to vote all of their shares at any meeting of stockholders called for the election or removal of directors (or any written consent in lieu thereof) for the election of the two directors nominated by Phoenix and the one director nominated by a majority of the outstanding shares of Series B Preferred Stock.  In the event that such Investors (other than Phoenix) who are party to this agreement desire to sell any voting securities of the Company (other than in widely distributed public offerings or pursuant to Rule 144 under the Securities Act of 1933) in an amount constituting more than five percent (5%) of the issued and outstanding shares of voting securities in a single or series of related transactions, such Investor shall first offer such shares for purchase to Phoenix.

Registration Rights Agreement

If the Recapitalization and the Offering are consummated, the Company, Phoenix, the Investors and the Lenders will enter into a Registration Rights Agreement pursuant to which the Company will be obligated to file a registration statement on the appropriate form with the Securities and Exchange Commission within 45 days of written notice from holders of at least one-third of the outstanding shares of Series B Preferred Stock, provided that the fair market value of the Common Stock to be registered pursuant to the demand equals at least $2,000,000.  The Company is obligated to use its best efforts to cause the registration statement to be declared effective and will bear all expenses incurred in preparation and filing of the registration statement.  The holders of Series B Preferred Stock will have up to three demand registrations on Form S-1 or any successor thereof and up to four demand registrations on Form S-3 or any successor thereof.  In addition, Phoenix, the Investors and the Lenders have piggy-back registration rights pursuant to which they may include registrable securities held by them in any subsequent registration of securities by the Company, subject to certain conditions.

Amendment of Certificate of Incorporation

As a condition to the closing of the Recapitalization and the Offering, the Company is obligated to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of capital stock.  At the 2010 Annual Meeting of Stockholders, stockholders will be asked to consider and vote upon a proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of capital stock from 285,000,000 to 535,000,000.  Of these authorized shares, 519,000,000 will be designated as Common Stock, 2,000,000 will be designated as Series A-1 Preferred Stock and 14,000,000 will be designated as Series B Preferred Stock.  The amendment to the Certificate of Incorporation will allow the Company to complete the Recapitalization and the Offering and have additional shares of stock available for possible future capital raising activities as approved by the Board of Directors.

Amendment and Restatement of Certificate of Designation for Series A-1 Preferred Stock

In addition, as a condition to the closing of the Recapitalization and the Offering, the Company is obligated to amend and restate the Certificate of Designation for the Series A-1 Preferred Stock to, among other things, subordinate the Series A-1 Preferred Stock in terms of dividend rights, liquidation preferences and other rights to the Series B Preferred Stock.

2010 Salary Incentive Plan.

In connection with the Recapitalization and Offering, the Company’s three executive officers and two other Company employees agreed to enter into the 2010 Salary Incentive Plan with the Company pursuant to which the participants agreed to reduce their salaries and be awarded grants of restricted stock in lieu of such cash compensation.  The initial awards of restricted stock will be granted on June 30, 2010.  The number of shares of each initial award of restricted stock will be equal to the amount of salary reduction divided by $0.06. The initial awards of restricted shares under this Plan will be vested as follows: 50% will vest on December 31, 2010 and 50% will vest on June 30, 2011, provided in each case the employee remains employed by the Company through such date. The 2010 Salary Incentive Plan will remain in effect until the Company has three consecutive quarters of revenue, beginning October 1, 2010, of at least $1.25 million per quarter or the Company has four consecutive quarters of revenue, beginning October 1, 2010, of at least $750,000 per quarter and averaging at least $1.25 million per quarter.

If the 2010 Salary Incentive Plan has not terminated after the quarter ended June 30, 2011, the salary reductions described above will continue in effect for six months, and additional awards of restricted shares will be made.  The number of restricted shares awarded to each employee after June 30, 2010 will equal the amount of the employee’s participation for such six-month period divided by the greater of $0.06 per share and the fair market value per share of the Common Stock based on the average of the bid and ask closing prices of the Common Stock for the 5-trading day period immediately prior to the beginning of such 6-month period.  Such restricted shares will vest on December 31, 2011, provided the employee remains employed by the Company through such date.  If the 2010 Salary Incentive Plan has not terminated after the quarter ended December 31, 2011, the salary reductions will continue in effect for successive six-month periods thereafter, and additional awards of restricted shares will be made for each such period that vest at the end of such period until the 2010 Salary Incentive Plan has terminated.

Each of the Company’s executive officers have agreed to participate in the 2010 Salary Incentive Plan as follows:

NAME OF EXECUTIVE OFFICER	CURRENT ANNUAL ($)	AFTER PARTICIPATION ($)	AMOUNT OF PARTICIPATION ($)
Guido DiGregorio	285,000.00	213,750.00	71,250.00
Russel Davis	165,000.00	156,750.00	8,250.00
Francis V. Dane	160,000.00	152,000.00	8,000.00
TOTAL	610,000.00	522,500.00	87,500.00

Item 7.01               Regulation FD Disclosure

On June 22, 2010, the Company issued a press release announcing the Company’s entry into the Purchase Agreement and Exchange Agreement.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein. In accordance with General Instruction B.2 of Form 8-K, Exhibit 99.1 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits

10.49	Exchange Agreement dated June 21, 2010 between Communication Intelligence Corporation, Phoenix Venture Fund LLC, Michael Engmann, Ronald Goodman and the Parties Signatory Thereto
10.50	Series B Preferred Stock Purchase Agreement dated June 21, 2010 between Communication Intelligence Corporation, Phoenix Venture Fund LLC and the Investors Signatory Thereto
99.1	Press Release dated June 22, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2010	Communication Intelligence Corporation

	By:	/s/ Francis V. Dane
Francis V. Dane
Chief Financial Officer

Exhibit Index

Exhibit	Description
10.49	Exchange Agreement dated June 21, 2010 between Communication Intelligence Corporation, Phoenix Venture Fund LLC, Michael Engmann, Ronald Goodman and the Parties Signatory Thereto
10.50	Series B Preferred Stock Purchase Agreement dated June 21, 2010 between Communication Intelligence Corporation, Phoenix Venture Fund LLC and the Investors Signatory Thereto
99.1	Press Release dated June 22, 2010